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                                                                   EXHIBIT 99.2




(CELERIS LOGO)    CELERIS CORPORATION                              NEWS RELEASE
                1801 West End Avenue, Suite 750
              Nashville, Tennessee 37203
            phone: 615.341.0223
          fax: 615.341.0615


FOR IMMEDIATE RELEASE


CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


                 CELERIS CORPORATION IN DISCUSSIONS WITH NASDAQ
                         REGARDING LISTING REQUIREMENTS

NASHVILLE, Tennessee (November 9, 1999) - Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced that the current market value of its public float does not comply with the Nasdaq National Market continuing listing requirements. Under the applicable continued listing requirement, the market value of the Company's public float must be at least $5 million. The public float excludes all common shares beneficially held by the Company's officers, directors and 10 percent or greater shareholders. As of November 8, 1999, the market value of the Company's public float was $3.0 million, based on a public float of approximately 2.4 million shares of common stock.

         The Company has until January 7, 2000, to regain compliance with this continuing listing requirement. In order to regain compliance, the market value for the Company's public float must equal or exceed the $5 million minimum for at least ten consecutive trading days prior to the January 7 deadline. The Nasdaq staff, however, may require that the Company demonstrate compliance with the requirement for a longer time period.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "We are making every effort to comply with the continuing listing requirements for the Nasdaq National Market. However, if we are unable to demonstrate compliance with the market value requirement, we intend to utilize Nasdaq's appeal process to maintain our listing on the National Market. If we are not successful on appeal, we will apply for listing on the Nasdaq SmallCap Market. We believe we currently meet continued listing requirements for The Nasdaq SmallCap market, which is Nasdaq's market for smaller capitalization companies and provides liquidity, market making and corporate governance features similar to those of the National Market. In spite of the current market capitalization, we are pleased with the progress we have made this year by increasing our revenues, decreasing our losses, and establishing a backlog of new business. Our management team remains focused on growing the Company with the objective of building a profitable organization known for its high level of client satisfaction."



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CRSC In Discussion with Nasdaq
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November 9, 1999

         Celeris Corporation is a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology manufacturers. Services offered by Celeris include regulatory consulting and strategy, device evaluation, product and manufacturing quality assurance, statistical analysis and clinical study design and management. In addition, Celeris has expanded its service offerings to include investigative site selection and qualification, clinical monitoring staffing services, data management and biostatistical consulting.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to, the possibility that the Company may be unable to regain compliance with Nasdaq National Market continued listing requirements, the Company's appeal to maintain listing on the Nasdaq National Market may be unsuccessful, or that the Company will be unable to meet the continued listing requirements for the Nasdaq SmallCap Market and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1998.


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